Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd.
800 Westpoint Pkwy., Suite 1100
Westlake, OH 44145-1524

www.cohenfund.com

440.835.8500
440.835.1093 *fax*

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated December 30, 2009, on the financial statements of The Sound Mind Investing Funds, comprising The Sound Mind Investing Fund and The Sound Mind Investing Managed Volatility Fund, each a series of the Unified Series Trust, as of October 31, 2009, and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to The Sound Mind Investing Funds' Registration Statement on Form N-1A.

Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd.
Westlake, Ohio
March 1, 2010